Exhibit 10.5

OpGen, Inc.
Non-Employee Director Compensation Program

As of September 1, 2019

Cash Compensation:

The following cash compensation will be paid to non-employee directors:

Fees	Amount
Annual Board Retainer	$25,000
Additional Committee Chair Fees
Audit Committee	$15,000
Compensation Committee	$10,000
Nominating & Corporate Governance Committee *	$7,500
Compliance Committee	$7,500
Additional Committee Member Fees
Audit Committee	$7,000
Compensation Committee	$5,000
Nominating & Corporate Governance Committee	$3,500
Compliance Committee	$3,500

Such fees are paid quarterly over the year, and adjusted on a pro rata basis for service on the Board or a Committee.

Equity Compensation:

•	Initial Awards.
o	Each new non-employee director who joins the Board after the effective date of this program shall receive a restricted stock unit grant to acquire 1,500 shares of common stock, vesting in equal installments on the first three anniversaries of the date of grant.
•	Annual Awards.
o	Each non-employee director continuing in office after each annual meeting shall receive an annual restricted stock unit grant to acquire 750 shares of common stock, with cliff vesting one year after the date of grant, or if earlier, the date of the next year’s annual meeting.
•	Plan. All such awards are made under, and subject to the provisions of, the Company’s 2015 Incentive Award Plan, as the same may be amended from time to time.

Approved:	February 4, 2016 Compensation Committee meeting

Last Revised:	May 1, 2019 Board of Directors meeting

September 1, 2019, (solely to reflect reverse stock split effective August 28, 2019.)